Exhibit 99.2

eMerge Interactive, Inc.
Fourth Quarter 2005 Conference Call Script

Robert Drury, Chief Financial Officer: Thank you Sherita.

Ladies and Gentlemen, welcome and thank you for joining us on the eMerge Interactive fourth quarter conference call, and thanks also to those of you who are joining us on the webcast. In addition to reviewing our financial results with you this morning, Dave Warren, our CEO, and I will provide you with an update on the status of a number of projects, business opportunities, activities, and challenges.

Let me start with an update on the status of our business and progress against key milestones.

First, our revenue growth in 2005 was strong, despite major economic issues in the beef industry, and we showed good cost controls throughout the year. Our Animal Information Solutions, or CattleLog, business continues to generate good revenue growth, and our CattleLog system, relationships, sales and customer service are helping us build a solid base for the future.

Second, in our Food Safety Technologies segment, the sales needed to finance further product development did not materialize in 2005. Our original projections for 2005 called for sales of our profitable Carcass Inspection Systems (“CIS”) to major beef packers. These sales were intended to generate sufficient cash to both build shareholder value and finance development of new products. We believe that the primary reason for the lack of new sales in the VerifEYE business unit was the major losses experienced by the beef packing industry throughout 2005, which resulted in part from the continued closing of the Japanese border to U.S. cattle exports as well as a negative cycle in cattle supply. These factors caused us to revise our strategy in early 2005, leading to the Strategic Alternatives process that we announced in May 2005.

Third, we completed a $2.9 million net financing in January of 2006, providing us with a total of $5.5 million in cash at the end of January. This was the third such financing over the past two years. While we have always managed our cash tightly, we are intent on maximizing use of our cash on hand to support growth of products that are now in the marketplace.

Fourth, upon a further review of our products under development, and with the benefit of additional market research and evaluation of costs necessary to bring these products to market, we have determined that additional cost cutting measures for 2006 are required. As a result, we have recently made a difficult decision to halt further research and development in our VerifEYE business segment, including development of HandScan, surface scanning, and the cameraless version of VerifEYE products. While these products continued to show technical promise, program delays and costs resulted in our determination that the resources required for commercialization did not warrant the potential additional dilution, risks and uncertainties associated with further development. I should point out that we plan to continue to sell and support the Carcass Inspection System and Solo products, with a reduced engineering and support team.

Fifth, as we announced in May, we have engaged AgriCapital and B. Riley & Company to advise eMerge on strategic alternatives including capital sources, investors, acquirors, licensees and/or merger partners. This process is still ongoing, and management, supported by these advisors, continues to pursue alternatives that have the potential to provide improved shareholder value. The recent financing and cost reduction measures taken in VerifEYE are intended to improve our ability to pursue opportunities that may arise from this process.

Sixth, we intend to take steps to maintain our listing on the Nasdaq Capital Market. If our stock price does not trade above $1.00 per share for ten consecutive trading days prior to April 27th, we will be given a notice of delisting by Nasdaq. This notice is subject to appeal by the Company. We intend to propose a reverse split of our shares at our annual meeting. If approved, we believe that this split will satisfy the Nasdaq price requirement. Of course, this determination is made by Nasdaq officials and we cannot be certain of the outcome.

Turning now to a review of financial results:

Revenues for 2005 increased 62% over the prior year. Animal Information Solutions (”AIS”) revenues increased by 43%, reflecting strong increases in head under management. We ended the year with a cumulative total of approximately 500,000 head of cattle on our system. As we have said previously, our absolute level of revenue is still small, and represents less than 1% of the nation’s cattle herd, but indicators of recurring revenue are strong. Over 250,000 head were added to our system in 2005, and our retention rate of customers was over 95%. The number of head under management increased by 118% in 2005 compared to 2004. For the fourth quarter of 2005, AIS revenues increased by 21% from the fourth quarter of 2004.

VerifEYE revenue for the year increased 71% from the prior year. As reported earlier, this primarily resulted from the conversion of a carcass inspection unit previously on lease with our major customer, Cargill, to a sale. As previously indicated, no new CIS units were sold or leased, although certain key packers continue to show interest in the CIS product. For the fourth quarter of 2005, VerifEYE revenues declined by 34% from prior year.

Our gross profit margin in 2005 was 47%, a 2-point improvement over the 2004 gross margin of 45%. A number of factors affect our gross margin, including mix of business between VerifEYE and CattleLog, sale versus lease of VerifEYE units, mix of high margin data services compared to lower margin tags and accessories, and inventory adjustments. For the fourth quarter of 2005, our gross margin remained flat with the 2004 margin.

We continued to manage costs tightly in 2005, and our overall S,G&A costs decreased by over $1 million or 16% compared to the prior year. This is reflected in lower salaries and benefits resulting from reductions in overhead positions, as well as reduced or eliminated outside services such as investor relations and media services, as well as elimination of one-time charges incurred in 2004. S,G,& A costs for the fourth quarter were reduced by 3% compared to prior year.

Technology and development costs were reduced by approximately 2% for both the year and the quarter compared to 2004. While we continued to pursue a number of development projects, we did so with a reduced management staff and reduced expenditures on testing and materials.

In summary, we improved our net loss position in 2005 compared to 2004, after adjusting 2004 for the effect of a $2.8 million non cash gain on common stock warrants. Our overall loss was $.15 per share in 2005 compared to $.22 in 2004, excluding the impact of the non-cash gain. Including the 2004 non-cash gain, our per share loss in 2005 was equal to 2004.

I’ll now turn it over to Dave Warren for a review of business and operations.

David C. Warren, Chief Executive Officer: Thanks, Bob!

As Bob stated earlier, the adoption of our VerifEYE Carcass Inspection Systems continues to be affected by the volatile economic climate in the U.S. beef packing industry. Major packers are predicting continued losses in the future and are considering plant closures and lay-offs. This climate has made it difficult to justify the Capital Expenditure funds to retrofit a plant and to install our system. Overall, the adoption of the CIS units remain very slow and we are addressing several strategic alternatives that we announced earlier in the year.

A key corporate decision that we have made is to stop further research and development on VerifEYE derivatives, such as HandScan, Surface Scan, CIS II and the camera less version of VerifEYE products. It is a very difficult decision but one we feel strongly is in the best interest for the future of eMerge. We have spent significant human and capital resources to develop the VerifEYE derivative products for the healthcare and human markets, but our market research and current cash position clearly indicates that we do not have the resources to successfully develop and market these new products. We intend, however, to continue to support the VerifEYE Carcass Inspection Systems and the Solo Hand Held Inspection Devices.

It is a difficult but necessary decision that we have made. Our team was made up of very talented engineers who have worked very hard on these derivative products but in halting further development of the projects we have reduced our workforce by ten employees, effective March 7th. These employees have been provided with severance packages, which will result in a charge of approximately $195,000 in the first quarter of 2006.

On the Animal Information Solutions side of our business, we continue to be encouraged by the success that we have had with the beef industry’s innovators and early adopters and the continuing development of marketing channels that will provide the economic incentives to those producers that utilize our individual-animal management technology. These early successes are giving us assurance that we have positioned our products, strategies and industry infrastructure to take advantage of the demands that will develop as more of the beef industry begins to participate in the value-added supply line.

There are major market forces at work in the U.S. beef industry that are driving the current demand and future opportunities for our CattleLog products and services. The drivers that enhance adoption of new technologies are developing and as retailers, packers, feedyards, stockers, livestock markets and producers learn that there is an economic return for participating in these value-driven programs; the opportunity for significant growth in CattleLog sales is a reality.

The three key drivers that are impacting the U.S. beef industry are:

•	The reopening of the Japanese market to U.S. beef;

•	The interest in, and growth of, the all-natural beef category; and

•	The continuing development of the National Animal Identification System (“NAIS”).

As we have stated previously, the Japanese market represented $1.4 billion in sales to the U.S. beef industry prior to the discovery of B.S.E. in the U.S. in December 2003. This market was the most profitable market for U.S. beef packers and the loss of this market has been a major contributor to the decline in profitability for the packers over the last two years.

The Japanese market officially reopened on December 12th, 2005 and during the first month, eMerge approved 102 CattleLog agents, completed 140 producer audits that represented 14,000 head. More importantly, the packers were consistently paying $20-$25 per head premium for cattle that were age- and source-verified under a PVP program.

The Japanese border was closed again on January 20th after a violation of the agreement between the U.S. and Japan but, despite this closing, we have seen very little slowdown in CattleLog activity.

Today the Japanese market remains closed and there are intense discussions underway to reopen it. We believe that the Japanese market will reopen and there will be deeper appreciation from the market participants of the need to closely follow regulations and to not cut corners on audits and verification. This heightened awareness will be very complementary to the infrastructure that we have developed to accommodate the expansion and movement of age- and source-verified cattle through the supply chain.

Another key driver for our CattleLog business unit is the domestic market’s move to increase the production of Natural Beef that requires data to document not only source, but also the various processes used on the cattle. The natural beef segment is close to being a $1 billion niche of the U.S. beef industry has grown at a rate of 20 percent per year and is expected to increase significantly over the next three years. The market for natural beef is the growing number of health-conscious consumers, up-scale restaurants, “life style” markets, such as “Wild Oats” and “Whole Foods,” and the retail grocery chains that are looking to differentiate their beef products from the commodity beef that is featured at Wal-Mart and other discount retailers.

In January of 2006, Tyson Foods and Certified Angus Beef (“CAB”) teamed up to provide a new Natural Beef product. CAB will market the Natural Certified Angus beef product and Tyson will market the “Star Ranch” Natural Angus Beef Product. To qualify for these natural programs, producers must be part of a Verified Production System, which includes individual identification and traceability, and have auditable proof, through a third-party database, that cattle will meet all of the program’s specifications. The cattle will also have to be fed in designated “natural” feedyards and Beef Marketing Group, a feedyard cooperative out of Kansas and Nebraska is the first cattle feeding organization to participate in this initiative. Beef Marketing Group has been a CattleLog customer since 2000 and they will use our program to qualify cattle for this “Natural” designation.

We are very excited about the opportunity to use CattleLog as a tool that can enable the production of Natural Beef in a rapidly growing consumer market but also participate in future value-added programs that may qualify U.S. beef for the large European market.

The other major driver that is impacting the demand for our technology is the National Animal Identification System that is proposed by the USDA as a means to enable 48-hour traceback in the event of disease outbreak. The building of the industry infrastructure is a monumental task and the timetable proposed by the USDA for implementation is 2009. There continues to be the expected organizational problems with developing a project of this scope. There are logistical, funding, privacy and oversight issues that are yet to be resolved but we believe that the NAIS will be implemented and that CattleLog’s data service capabilities and involvement with the supply of age- and source- verified cattle will provide a key role in collecting and transferring the information necessary to implement a mandatory ID program.

We believe that factors such as the reopening of the Japanese market, the growth of Natural Beef Products and the developing National Animal ID System will lead to increased adoption of CattleLog products and services.

The increase in sales of CattleLog products and services in 2005 is an indication of the growth that is occurring in the marketplace and our growth in 2006 over the same period in 2005 is even more impressive. Gross revenues for 2005 reflect a 53 percent increase over 2004 and year-to-date 2006 gross revenues are tracking a 61 percent increase over the same period in 2005.

As the beef industry continues to look for technology solutions that will enable market segments to participate in value-added premiums, eMerge’s CattleLog products and services are valuable tools that enable the collection and reporting of auditable and verified individual animal data.

In summary, we continue to look at every opportunity to generate revenues and reduce expenses to enhance shareholder value. The management team feels strongly that this focus on AIS opportunities is our best chance for success in the near future and for our long-term viability as a business. We are in a strong position to benefit from the developing opportunities in the value-added beef segment and the infrastructure that we have developed over the last year has the potential to provide great benefits as the market grows. We are disappointed that market factors have continued to limit the adoption of VerifEYE products but the cost reduction efforts will improve our ability to succeed as we focus on AIS opportunities.

We would like to open the call to any questions.